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    As filed with the Securities and Exchange Commission on November 27, 2002
                      Investment Company Act File No. 811-
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     GMAM Absolute Return Strategies Fund, LLC

Address of Principal Business Office (No. & Street, City, State Zip Code):

          767 Fifth Avenue, 15th Floor
          New York, NY 10153

Telephone Number (including area code): (212) 418-6150

Name and Address of Agent for Service of Process:

          General Motors Investment Management Corporation
          Attn:  David Hartman, Esq.
          767 Fifth Avenue, 15th Floor
          New York, NY 10153

          copies to:
          James E. Anderson
          Wilmer, Cutler & Pickering
          2445 M Street, N.W.
          Washington, D.C. 20037

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CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

Yes [X]    No [  ]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 25th day of November, 2002.

                            GMAM ABSOLUTE RETURN STRATEGIES FUND, LLC
                            (Name of Registrant)

                            By: /s/  W. Allen Reed
                                ------------------------------------
                                Name: W. Allen Reed
                                Title: President and Chief Executive Officer

Attest: /s/ David Hartman
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         Name:  David Hartman
         Title:  Assistant Secretary